TRANSFER AND ASSUMPTION OF RESPONSIBILITIES AND RIGHTS

         In accordance with the vote unanimously adopted by all of the Trustees of MetLife - State Street Fixed Income Trust ("Trust") who were present at a meeting of such Trustees duly called and held on September 14, 1992, being a majority of such Trustees, including a majority of Trustees who are not parties to the attached Advisory Agreement dated February 12, 1987, by and between State Street Financial Services, Inc. (formerly MetLife-State Street Investment Services, Inc.) and the Trust ("Advisory Agreement"), or "interested persons" (as defined in the Investment Company Act of 1940) of any such party, effective as of the commencement of business on July 1, 1992, all of the duties and responsibilities of the Manager to provide services and facilities to the Trust as set forth in the Advisory Agreement and all the rights of the Manager, including but not limited to the right to be compensated by the Trust as described in the Advisory Agreement, are hereby transferred from State Street Financial Services, Inc., a Massachusetts corporation, to State Street Research & Management Company, a Delaware corporation, formerly sub-adviser to the Trust, and State Street Research & Management Company hereby assumes such responsibilities and rights, all of the foregoing transactions being effected in reliance on Rule 2a-6 under the Investment Company Act of 1940, as amended.

                                            STATE STREET FINANCIAL
                                            SERVICES, INC.

                                            by /s/ Donald E. Webber
                                                   Donald E. Webber,
                                                   President and
                                                   Chief Executive Officer

                                            STATE STREET RESEARCH &
                                            MANAGEMENT COMPANY

                                            by /s/ Ralph F. Verni
                                                   Ralph F. Verni,
                                                   Chairman and
                                                   Chief Executive Officer
Dated: October 6, 1992.